Independent Contractor’s Agreement

THIS AGREEMENT is entered into and effective as of the 25th day of March, 2019 by and between American Renal Associates Holdings, Inc., hereinafter referred to as “ARAH”, and ECG Ventures, Inc. hereinafter referred to as “Contractor”.

WHEREAS, ARAH hereby engages the Contractor to render specific services as described on Schedule A as amended from time to time and as directed by ARAH (collectively, the “Services”); and

WHEREAS, Contractor has agreed to make the services of Thomas W. Erickson (“Mr. Erickson”) available to perform such Services on a non-exclusive basis as further described on Schedule A.

NOW, THEREFORE, the parties intending to be legally bound have entered into the following Agreement:

1.    Contractor will perform Services for ARAH at such place(s) to which the parties have mutually agreed, as further described on Schedule A hereto.

2.    Contractor represents that it possesses the requisite experience and ability to perform the Services and regularly performs similar services for other companies. Contractor will devote such time as is reasonably necessary to complete the Services on such timelines as mutually agreed-upon between the parties from time to time and as further described on Schedule A hereto.

3.    Contractor’s compensation under this Agreement (which shall be in addition to Mr. Erickson’s continuing compensation as a member of ARAH’s Board of Directors) shall consist of a base fee, a restatement fee and a performance fee as described below:

a.    Base Fee. During the Term (as defined below), ARAH shall pay Contractor a base fee (the “Base Fee”) at a rate of one-hundred thousand Dollars ($100,000) per month in cash, pro-rated for any partial month. The Base Fee for each calendar month shall be payable in arrears no later than the 10th day following the last day of each calendar month.

b.    Restatement Fee. Upon the filing by ARAH with the SEC, prior to the end of the Term, of its Form 10-K for the 2018 fiscal year and the restatement of its financial statements as contemplated by ARAH’s Form 8-K (which Form 8-K is expected to be filed on or about March 27, 2019), Contractor will be entitled to a fee (the “Restatement Fee”) equal to the aggregate Base Fee earned by Contractor through the date of such filing. The Restatement Fee shall be paid to Contractor in cash as soon as practicable following the date of such Form 10-K filing (and, in any event, no later than ten (10) days following the date of such Form 10-K filing).

c.    Performance Fee. At the end of the Term, Contractor will be entitled to a performance fee (the “Performance Fee”) in an amount equal to the aggregate Base Fee earned through the last day of the Term less the amount of any Restatement Fee paid to Contractor hereunder. The Performance Fee shall be paid to Contractor in cash within 30 days following the end of the Term.

4.    ARAH will pay for any reasonable and documented travel costs and other business expenses incurred on behalf of ARAH by Contractor in connection with the Services performed hereunder, so long as such expenses are incurred in accordance with ARAH’s reasonable and customary expense policies provided to or known by Contractor, as in effect from time to time. Upon receipt of itemized vouchers, expense account reports and supporting documents, submitted to ARAH in accordance with ARAH’s procedures then in effect, ARAH shall reimburse Contractor for all such reasonable and documented expenses. Contractor shall be permitted to consult with ARAH’s legal, accounting and other advisors approved by ARAH in furtherance of Contractor’s performance of Services under this Agreement. Any costs associated with such consultations shall be borne by ARAH.

5.    Contractor is responsible for paying, or causing to be paid, when due all income taxes, including, without limitation, estimated taxes, incurred as a result of the compensation paid by ARAH to Contractor for Services under this Agreement. On request, Contractor will provide ARAH with proof of timely payment. Contractor agrees to indemnify ARAH for any claims, costs, losses, fees, penalties, interest, or damages suffered by ARAH resulting from Contractor’s failure to comply with this provision.

6.    The Contractor agrees to perform the Services hereunder solely as an independent contractor. The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship or employer and employee between the parties. The Contractor is not authorized to enter into or commit ARAH to any agreements, and the Contractor shall not represent itself as the agent or legal representative of ARAH.

Further, the Contractor shall not be entitled to participate in any of ARAH’s benefit plans or arrangements, including, without limitation, any health or retirement plans. Neither the Contractor nor Mr. Erickson shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement and in respect of Mr. Erickson’s service as a member of the Board of Directors of ARAH.

ARAH shall not be liable for taxes, Worker’s Compensation, unemployment insurance, employers’ liability, employer’s FICA, social security, withholding tax, or other taxes or withholding for or on behalf of the Contractor or any other person consulted or employed by the Contractor in performing Services under this Agreement. All such costs shall be Contractor’s responsibility.

7.    During the course of the engagement under this Agreement, it is anticipated that Contractor and Mr. Erickson will learn confidential or proprietary information of ARAH (including, without limitation, information that Mr. Erickson may obtain in his capacity as a member of ARAH’s Board of Directors). Contractor and Mr. Erickson acknowledge and agree that they have an obligation to keep any such confidential or proprietary information confidential. Without limiting the foregoing, the parties hereto acknowledge and agree that any breach by Mr. Erickson of his confidentiality obligations hereunder or in his capacity as a member of the Board of Directors of ARAH shall constitute a material breach of this Agreement.

8.    Notwithstanding anything to the contrary herein or in any compliance policy of ARAH, nothing shall prohibit Contractor or Mr. Erickson from communicating, cooperating or filing a complaint with any U.S. federal, state or local enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosure relating thereto to any such Governmental Entity, that are protected under the whistleblower provisions of any such law or regulation provided that in each case (A) such communications and disclosures are consistent with applicable law and made in good faith and (B) the information subject to such disclosure was not obtained by Contractor or Mr. Erickson through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to applicable state attorney conduct rules. Moreover, Contractor and Mr. Erickson shall not be required to obtain any prior authorization from (or to give prior notice to) ARAH regarding any such communication or disclosure. Contractor also acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.    Contractor acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which directly and materially relate to ARAH’s (and its affiliates’) actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Contractor while providing Services under this Agreement (“Work Product”) belong to ARAH. Contractor shall promptly disclose such Work Product to ARAH and perform all actions reasonably requested by ARAH (whether during or after the Term of this Agreement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

10.    At the termination of its engagement under this Agreement, Contractor will return to ARAH all drawings, specifications, manuals, and other printed or reproduced material (including, without limitation, information stored on machine readable media) provided by ARAH to Contractor, and/or which Contractor made or acquired in the performance of his Services under this Agreement, and all copies of such information made by Contractor; provided, however, that this paragraph shall not apply to information and materials retained by Mr. Erickson in connection with his service as a member of the Board of Directors of ARAH.

11.    Contractor agrees that during the Term of Contractor’s engagement with ARAH, and for a period of one year after the termination thereof, Contractor will not, directly or indirectly, either for Contractor’s own use, or for the benefit of any other person, firm or corporation, divert or take away, or attempt to divert or take away, call on or solicit, any of ARAH’s employees, physician partners or customers.

12.    The term of this Agreement (the “Term”) shall be for a period beginning on March 25, 2019 and continuing until terminated by either party on 30 days’ prior written notice (or, if earlier, Mr. Erickson’s death or permanent disability); provided, however, that any decision by ARAH to terminate the Term shall require the approval of ARAH’s Board of Directors. Upon termination of the Term for any reason, ARAH will reasonably promptly pay Contractor: (a) any accrued but unpaid fees as described under paragraph 3 above; and (b) any outstanding expenses subject to reimbursement under paragraph 4 above.

13.    The provisions contained in paragraphs 3 through 11, 14, 15, 17, 19, 20 and 21 shall survive the expiration of the Term and any termination of this Agreement. ARAH’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to ARAH. This Agreement shall not be terminated by any merger, consolidation, or other reorganization of ARAH.

14.    EXCLUSION OF CERTAIN DAMAGES. IN NO EVENT SHALL CONTRACTOR, MR. ERICKSON OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT TO ARAH, ANY OF ITS AFFILIATES OR AGENTS OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT OR THE

PROVISION OF ANY OF THE SERVICES, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

15.    If any provision of this Agreement is determined to be invalid or unenforceable, then, unless the intent of this Agreement would fail, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

16.    The parties acknowledge that this Agreement constitutes a personal contract with Contractor. Contractor and ARAH may not transfer or assign this Agreement, or any part thereof, without the prior written approval of the other party.

17.    This Agreement has been entered into in the Commonwealth of Massachusetts and all questions with regard to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

18.    This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements between the parties regarding the subject matter hereof. This Agreement may be amended only by a writing signed by each of the parties hereto.

19.    ARAH shall indemnify, defend and hold harmless each of Contractor and Mr. Erickson from and against all claims, allegations, investigations, liability, loss, damage, expense, and cost (including, without limitation, reasonable attorneys' fees and other costs of defense incurred in connection with the same) (“Loss”), relating to, resulting from or arising out of this Agreement or Contractor’s or Mr. Erickson’s performance of the Services hereunder, except to the extent that any such Losses are caused by the gross negligence, fraud or willful misconduct of Contractor. The burden of proving that indemnification is not appropriate or that any liability, expenses or charges do not meet the definition of “Loss” shall be on ARAH. ARAH’s obligations under this paragraph 19 shall be in addition to any rights to insurance coverage and proceeds, indemnification, exculpation and/or advancement of expenses of Mr. Erickson in his capacity as a member of ARAH’s Board of Directors or otherwise pursuant to ARAH’s Bylaws and/or other governing documents and indemnification agreements. In addition to any other provision hereof, to the extent that Mr. Erickson is, by reason of or arising out of his or Contractor’s Services, a witness in or otherwise incurs expenses or Losses in connection with any proceeding to which Mr. Erickson or Contractor is not a party, Mr. Erickson shall be indemnified against all expenses and Losses actually and reasonably incurred by him or on his behalf in connection therewith. The failure by Mr. Erickson or Contractor to notify ARAH of a claim for indemnification within any particular period of time will not relieve ARAH from any liability or obligation which ARAH may have to Mr. Erickson or Contractor, provided that if ARAH can establish that such failure to notify it in a timely manner resulted in actual prejudice to it, then it will be relieved from liability only to the extent of such actual prejudice. Costs and expenses incurred by Contractor or Mr. Erickson in connection with any matter subject to indemnity in this paragraph (including attorneys' fees) shall be paid by ARAH in advance of the final disposition of such matter upon receipt by ARAH of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Contractor to repay the amounts so paid if it shall ultimately be determined that Contractor is not entitled to be indemnified by ARAH under this Agreement. THE PARTIES RECOGNIZE THAT THE PROVISIONS OF THIS PARAGRAPH 19 MAY RELIEVE MR. ERICKSON AND CONTRACTOR FROM LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION ARISING

OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY MR. ERICKSON AND/OR CONTRACTOR, AND MR. ERICKSON AND/OR CONTRACTOR, AS APPLICABLE, SHALL BE ENTITLED TO INDEMNIFICATION FROM ARAH IN RESPECT OF ACTS OR OMISSIONS THAT MAY GIVE RISE TO SUCH NEGLIGENCE.

20.    ARAH will promptly reimburse Contractor for reasonable legal fees incurred by Contractor or Mr. Erickson in connection with the negotiation of this Agreement, up to a cap of $50,000. Such reimbursement shall be paid by ARAH no later than ten (10) days following Contractor’s submission to ARAH of a copy of a summary invoice for such services.

21.    Mr. Erickson is an intended third party beneficiary of this Agreement, having the right to enforce the provisions of paragraphs 14 and 19.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and first above written.

ARAH:

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By: \s\ Joseph A. Carlucci_____________
Name:    Joseph A. Carlucci
Chief Executive Officer

CONTRACTOR:

ECG VENTURES, INC.

By: \s\ Thomas W. Erickson___________
Name:    Thomas W. Erickson
Chief Executive Officer

SCHEDULE A
TO INDEPENDENT CONTRACTOR’S AGREEMENT

Description of Services:

During the Term of this Agreement, Contractor shall make Mr. Erickson available to serve ARAH as a non-employee senior advisor (in addition to continuing to serve ARAH as a non-employee director).

Duties:

During the Term of this Agreement, Contractor shall make Mr. Erickson available on a non-exclusive basis to provide general strategic and management consulting services (excluding, for the avoidance of doubt, accounting, compliance and financial services or advice) to ARAH, including to ARAH’s Chief Executive Officer, with Mr. Erickson reporting to ARAH’s Board of Directors (or any committee thereof designated for such purpose). Other than for the Permitted Activities (defined below), in Mr. Erickson’s performance of these responsibilities, Mr. Erickson shall devote his sufficient business time and attention to the performance of his duties under this Agreement. Contractor shall make Mr. Erickson available to perform his obligations under this Agreement for substantially full-time (but non-exclusive) services during the Term, including spending 3-4 days/week on average onsite at ARAH’s facilities and/or traveling on business for ARAH, in each case, at such times and in such locations as Contractor, in its reasonable judgment, shall determine to be most appropriate for the performance of its duties hereunder, in consultation with ARAH. For purposes of this Agreement, “Permitted Activities” shall consist of a reasonable amount of time and attention devoted to (i) Mr. Erickson’s continued service on ARAH’s board of directors; (ii) Mr. Erickson’s services on other boards of directors; (iii) Mr. Erickson’s personal investments; and (iv) service with respect to charitable, not-for-profit or community organizations.